Exhibit 10.2

LUMENTUM HOLDINGS INC.
2015 EQUITY INCENTIVE PLAN
GLOBAL NOTICE OF RESTRICTED STOCK UNIT AWARD
Grantee’s Name and Address:        Award Number:
        Date of Award:
        Type of Award:    Restricted Stock Units
        Vesting Commencement Date:
You (the “Grantee”) have been granted a restricted stock unit award (the “Award”), subject to the terms and conditions of this Global Notice of Restricted Stock Unit Award (the “Notice”), the Lumentum Holdings Inc. 2015 Equity Incentive Plan, as amended from time to time (the “Plan”) and the Global Restricted Stock Unit Award Agreement (the “RSU Agreement”) including any terms and conditions for the Grantee’s country set forth in any appendix attached thereto (the “Appendix”) (the RSU Agreement and Appendix, together, the “Agreement”) attached hereto, as follows. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice.
Total Number of Restricted Stock Units Awarded (the “Units”): __________
Vesting Schedule:
Subject to the Grantee’s Continuous Active Service and other provisions and limitations set forth in this Notice, the Agreement and the Plan, the Units will “vest” in accordance with the following schedule, with each date on which Units vest a “Vesting Date”:
[INSERT VESTING SCHEDULE]
IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.
Lumentum Holdings Inc., a Delaware corporation
By:
Title:
4871-7995-2942.1

By signing below or by electronic acceptance or authentication in a form authorized by the Company, the Grantee acknowledges that copies of this Notice, the Agreement, the Plan and the prospectus for the Plan prepared in connection with the registration of the shares issuable pursuant to the Award with the Securities and Exchange Commission have been provided to the Grantee or made available to the Grantee on the Company’s internal website or a website of the Company’s third party plan administrator and may be viewed and printed by the Grantee for attachment to the Grantee’s copy of this Notice. The Grantee represents that he or she is familiar with the terms and provisions of this Notice, the Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions. The Grantee has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Grantee will be deemed to have accepted the Award and the terms and conditions of the Plan and the Agreement, unless within 45 days of the grant date of the Award, the Grantee notifies the Company at equity@lumentum.com that he/she chooses to decline the Award. The Grantee agrees that all disputes arising out of or relating to this Notice, the Agreement and the Plan shall be resolved in accordance with Section 10 of the Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated in this Notice.
Dated: ______________________        Signed:
    Grantee

2

LUMENTUM HOLDINGS INC.
2015 EQUITY INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, terms defined in the Lumentum Holdings Inc. 2015 Equity Incentive Plan, as amended from time to time (the “Plan”) and the Global Notice of Restricted Stock Unit Award (the “Notice”) attached hereto shall have the same defined meanings in this Agreement.

1.Issuance of Units. Lumentum Holdings Inc., a Delaware corporation (the “Company”), hereby issues to the Grantee named in the Notice, the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Agreement (including the Appendix) and the terms and provisions of the Plan, which is incorporated herein by reference.
2.Transfer Restrictions. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.
3.Vesting.
(a)For purposes of this Agreement and the Notice, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company. If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.
(b)The Units shall commence vesting and shall vest pursuant to the schedule within the Notice, subject to and in accordance with the terms of the Notice, this Agreement and the Plan.
4.Termination of Continuous Active Service.
(a)Except in the event of the Grantee’s death or Disability (as defined below), with such events treated as described in Section 4(b), or change in status from an Employee to a Consultant, or if Grantee is designated by the Administrator as eligible under a policy that provides for continued vesting on retirement to the extent determined by the Administrator, in which cases vesting of the Units shall continue only to the extent determined by the Administrator, vesting of the Units shall cease upon the date of termination of the Grantee’s Continuous Active Service and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any. Other than as described in Section 4(b), in the event the Grantee’s Continuous Active Service is terminated for any reason, any unvested Units held by the Grantee immediately following such termination of Continuous Active Service shall be forfeited without compensation and deemed reconveyed to the Company, and the Company shall thereafter be the legal and beneficial owner of the unvested Units and shall have all rights and interest in or related thereto without further action by the Grantee.
(b)In the event of the Grantee’s death or Disability prior to the termination of Grantee’s Continuous Active Service, including the Grantee’s death or Disability while on an approved leave of absence, all unvested Units held by the Grantee will vest immediately.
(c)“Disability” means a mental or physical disability, illness or injury, evidenced by medical reports from a duly qualified medical practitioner, which renders Grantee unable to unable to perform the essential duties of Grantee’s position after the provision of reasonable accommodation and which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(d)The Company shall have the exclusive discretion to determine when the Grantee’s Continuous Active Service is terminated for purposes of the Units and whether or not the provisions of Section 4(b) apply.

5.Conversion of Units and Issuance of Shares. Upon each Vesting Date, one share of Common Stock shall be issuable for each Unit that vests on such date (the “Shares”), subject to the terms and provisions of the Plan, the Notice and this Agreement. Thereafter, the Company will transfer such Shares to the Grantee upon satisfaction of any required tax or other withholding obligations, and in any event no later than the later of (i) the 15th day of the third fiscal month following the end of the fiscal year that contains the applicable Vesting Date or (ii) March 15th following the end of the calendar year that contains the applicable Vesting Date. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share. For avoidance of doubt, the Grantee shall not have any further right to such fractional Unit or any right to a fractional Share.
6.Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.
7.Taxes.
(a)Generally. The Grantee acknowledges that, regardless of any action by the Company, or if different, the Subsidiary or Affiliate that employs the Grantee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable or deemed applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, vesting, or settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or Dividend Equivalent Rights (if any); and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.
(b)Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., grant, vesting, issuance of Shares, sale of Shares) that the Company and/or Employer determines may result in any Tax-Related Items, the Grantee understand and agrees he or she must arrange for the satisfaction of all Tax-Related Items in a manner acceptable to the Company and/or the Employer. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion and pursuant to such procedures as they may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)By Sale of Shares. The Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose (the “Designated Broker”) to sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax-Related Items. The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Grantee’s Tax-Related Items, the Company agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s Tax-Related Items.

(ii)By Withholding Shares. The Company shall have the right, but not the obligation, to require the Grantee to satisfy all or any portion of the Tax-Related Items by deducting from the Shares otherwise deliverable to the Grantee in settlement of the Award a number of whole Shares having a fair market value, as determined by the Company as of the date on which the Tax-Related Items arise; or
(iii)By Check, Wire Transfer or Other Means. Only if permitted by the Administrator, at any time not less than five (5) business days before any Tax Withholding Obligation arises, the Grantee may elect to satisfy the Grantee’s Tax-Related Items by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax-Related Items by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.
The Company may withhold or account for Tax-Related Items by considering applicable statutory or other applicable withholding rates, including minimum or maximum rates applicable in the Grantee’s jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, the Grantee may seek a refund from the local tax authorities. In the event of under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer(s). If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Grantee will be deemed to have been issued the full number of shares of Common Stock subject to the vested Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Grantee agrees to pay to the Company or the Employer, including through withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described.
(c)Right to Retain Shares. The Company may refuse to issue any Shares or the proceeds of the sale of Shares to the Grantee until the Grantee satisfies the Tax-Related Items. If Grantee fails to satisfy the Tax-Related Items at the time any portion of the Award is scheduled to vest or Grantee’s Tax-Related Items otherwise become due, Grantee will permanently forfeit such portion of the Award and any right to receive Shares thereunder as to which the Tax-Related Items are not satisfied and such portion will be returned to the Company at no cost to the Company.
8.Entire Agreement; Governing Law. The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. These agreements are to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Should any provision of the Notice or this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. Notwithstanding any provision of this Agreement or the Plan to the contrary, if the Grantee is a U.S. taxpayer, the Administrator may amend this Agreement, either retroactively or prospectively, without the consent of the Grantee, if the Administrator determines in its discretion that such amendment is required or advisable for this Agreement and the Award to satisfy or comply with or meet the requirements of Code Section 409A so that no additional tax under Code Section 409A is applied to this Award. However, the Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Code Section 409A to the Award, and the Company does not represent or warrant that this Agreement will avoid adverse tax consequences to the Grantee, including as a result of the application of Code Section 409A to the Award.
9.Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

10.Dispute Resolution. The provisions of this Section 10 shall be the exclusive means of resolving disputes arising out of or relating to the Notice, the Plan and this Agreement. The Company, the Grantee, and the Grantee’s assignees (the “parties”) shall attempt in good faith to resolve any disputes arising out of or relating to the Notice, the Plan and this Agreement by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Santa Clara) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 10 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
11.Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.
12.No Effect on Terms of Service. The Units subject to the Award shall vest, if at all, only during the period of the Grantee’s Continuous Active Service (not through the act of being hired, being granted the Award or acquiring Shares hereunder) and the Award has been granted as an inducement for the Grantee to remain in such Continuous Active Service and as an incentive for increased efforts on behalf of the Company and its Affiliates by the Grantee during the period of his or her Continuous Active Service. Nothing in the Notice, the Agreement, or the Plan shall confer upon the Grantee any right with respect to future compensation, including equity compensation grants, or continuation of Grantee’s Continuous Active Service, nor shall it interfere in any way with the Grantee’s right or the right of the Grantee’s employer to terminate Grantee’s Continuous Active Service, with or without cause, and with or without notice. Unless the Grantee has a written employment agreement with the Company to the contrary, Grantee’s status is at will. This Award shall not, under any circumstances, be considered or taken into account for purposes of calculation of severance payments in those jurisdictions requiring such payments upon termination of employment. The Grantee shall not have and waives any and all rights to compensation or damages as a result of the termination of the Grantee’s employment with the Company or the Grantee’s employer for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements or claimed rights or entitlements under the Plan, or (ii) the Grantee’s ceasing to be entitled to any restricted stock units or Shares or any other rights under the Plan.
13.Nature of Grant. In accepting the Units, the Grantee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company and it is discretionary in nature;
(b)the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)all decisions with respect to future grants of restricted stock units or other grants, if any, will be at the sole discretion of the Company;

(d)the Grantee is voluntarily participating in the Plan;
(e)the Units and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the Units and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, holiday pay, bonuses, long-service awards, leave related payments, pension or retirement or welfare benefits, or similar mandatory payments and in no event should be considered as compensation for or relating in any way to, past services for the Company, the Employer, or any Subsidiary or Affiliate;
(g)unless otherwise agreed with the Company, the Units and any Shares acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, any service the Grantee may provide as a director of any Parent, Subsidiary or Affiliate;
(h)the future value of the Shares underlying the Units is unknown, indeterminable, and cannot be predicted with certainty and the value of such Shares acquired under the Plan may increase or decrease in the future;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from termination of Continuous Active Service (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of applicable law in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service agreement, if any);
(j)neither the Employer, the Company nor any Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. Dollar that may affect the value of the Units or of any amounts due to the Grantee pursuant to the settlement of the Units or the subsequent sale of any Shares acquired upon settlement.
14.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
15.Data Privacy. The Grantee understand that if the Grantee would like to participate in the Plan, the Grantee needs to review the information provided in Sections 15(a) through (f) below and declare the Grantee’s consent according to Section 15(g) below.
If the Grantee is based in the European Union (“EU”), the European Economic Area (“EEA”) Switzerland, or the United Kingdom (collectively, “EEA+”), Lumentum Holdings Inc. located at 1001 Ridder Park Drive, San Jose, California 95131 U.S.A. is the controller responsible for the processing of the Grantee’s personal data in connection with the Participation Agreement and the Plan. Contact for EEA data privacy matters is privacy@lumentum.com.
(a) Data Collection and Usage. The Grantee understands that the Company the Employer, may collect, process and use certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all restricted stock units granted under the Plan or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested, or outstanding in the Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent.

(b) Stock Plan Administration Service Providers. The Grantee understands that Data is transferred to the Company’s designated broker E*Trade Financial Corporate Services, Inc. (and E*Trade Securities LLC) (collectively, the “Designated Broker”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other service providers in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(c) International Data Transfers. The Grantee understands that the recipients of the Data are located in the United States, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country and that the United States might not provide a level of protection of personal data equivalent to the level of protection in the Grantee’s country. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.
(d) Data Retention. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond the Grantee’s Continuous Active Service. When the Company or the Employer no longer need the Data for the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes, to the fullest extent possible.
(e) Voluntariness and Consequences of Consent, Denial or Withdrawal. The Grantee understands that the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s status as an Employee and career with the Company and/or the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee future restricted stock units or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understand that he or she may contact the data privacy officer at privacy@lumentum.com.
(f) Data Subject Rights. The Grantee understands that data subject rights regarding the processing of Data vary depending on applicable law and that, depending on where the Grantee is based and subject to the conditions set out in such applicable law, the Grantee may have, without limitation, the right to (i) inquire whether and what kind of Data the Company holds about the Grantee and how it is processed, and to access or request copies of such Data, (ii) request the correction or supplementation of Data about the Grantee that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Grantee’s Data in certain situations where the Grantee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Data for legitimate interests, and to (vi) request portability of the Grantee’s Data that he or she have actively or passively provided to the Company or the Employer (which does not include data derived or inferred from the collected data), where the processing of such Data is based on consent or the Grantee’s employment and is carried out by automated means. In case of concerns, the Grantee understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Grantee’s rights, the Grantee understands that he or she should contact the data privacy officer at privacy@lumentum.com.
(g) By clicking “Accept” on the E*Trade award acceptance page or otherwise accepting this Agreement, the Grantee acknowledges that the Grantee provides his or her consent to the data processing practices described in this Section 15 to the extent such consent is required by applicable law.

16.Documents in English. The Grantee acknowledges that the Grantee is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Agreement. Furthermore, if the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
17.Insider Trading / Market Abuse Laws. The Grantee acknowledges that he or she is subject to any applicable Company insider trading policy. In addition, the Grantee may be subject to additional insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to, directly or indirectly, acquire, sell, or attempt to sell Shares or rights to Shares (e.g., Units) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable Company insider trading policy and any additional restrictions that may apply due to local insider trading restrictions or market abuse laws. The Grantee should speak to his or her personal legal advisor regarding any applicable local insider trading restrictions or market abuse laws.
18.Exchange Control and Foreign Asset / Account Reporting Requirements. The Grantee acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or Dividend Equivalent Rights (if any) received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside his or her country. The Grantee understands that he or she may be required to report such accounts, assets or related transactions to the tax or other authorities in his or her country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, the Grantee may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. The Grantee acknowledges that it is his or her responsibility to be compliant with all such requirements, and the Grantee should consult his or her personal legal or tax advisor, as applicable, on this matter.
19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.Appendix. Notwithstanding any provisions in this Agreement, the Units shall be subject to any terms and conditions set forth in any Appendix to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.

23.Clawback. This Award shall be subject to the Company’s clawback policy in effect as of the Date of Award, as may be amended from time to time to comply with Applicable Laws (the “Clawback Policy”). The Administrator, in its sole discretion, may require Grantee to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

APPENDIX TO THE

LUMENTUM HOLDINGS INC.
2015 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Notice and the Agreement.
Terms and Conditions
This Appendix includes additional country-specific terms and conditions that govern the Units if the Grantee resides in and/or works in one of the countries listed below. If the Grantee is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Grantee is currently residing and/or working, or if the Grantee transfers employment and/or residency to another country after the grant of the Units, the Administrator shall, in its discretion, determine to what extent the additional terms and conditions contained herein shall be applicable to the Grantee.
Notifications
This Appendix also includes information regarding securities, exchange control, foreign asset and/or account reporting, tax and certain other issues of which the Grantee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, foreign asset and/or account reporting, tax and other laws in effect in the respective countries as of September 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information contained herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the Grantee vests in the Units or sells any Shares acquired under the Plan. In addition, the information is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of any particular result. Therefore, the Grantee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Grantee’s individual situation.
If the Grantee is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Grantee is currently residing and/or working, or if the Grantee transfers employment and/or residency to another country after the grant of the Units, the information contained herein may not be applicable to the Grantee in the same manner.

BRAZIL
Terms and Conditions
Compliance with Law. By accepting the Units and participating in the Plan, the Grantee agrees that he or she will comply with applicable Brazilian laws and report and pay any and all Tax-Related Items associated with the vesting and settlement of the Units, the receipt of any dividends, Dividend Equivalent Rights and the sale of any Shares acquired under the Plan.
Nature of Grant. The following provision supplements Section 13 of the RSU Agreement:
By accepting the Units, the Grantee acknowledge that he or she is making an investment decision and that the value of the underlying Shares is not fixed and may increase or decrease over the vesting period without compensation to the Grantee.
Notifications
Exchange Control Information. If the Grantee is a resident or domiciled in Brazil, the Grantee will be required to submit a declaration of assets and rights (including Shares acquired under the Plan) held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than USD 1,000,000. The Grantee should consult his or her personal legal advisor to ensure compliance with the applicable reporting requirements.
CANADA
Terms and Conditions
Form of Payment. Notwithstanding any discretion contained in Section 2 of the Plan, the Units granted to Grantees in Canada shall be settled in Shares only.
Nature of Grant. The following provision replaces Section 4 of the RSU Agreement.
Termination of Service. Except in the event of the Grantee’s change in status from an Employee to a Consultant, in which case vesting of the Units shall continue only to the extent determined by the Administrator, vesting of the Units shall cease upon the date that is the earlier of: (a) the date the Grantee’s employment or service relationship with the Company or Employer is terminated (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any), and (b) the date the Grantee receives written notice of termination from the Company or the Employer, regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any. In the event the date the Grantee is no longer actively providing services cannot be reasonably determined under the terms of this Agreement, the Company shall have the exclusive discretion to determine when the Grantee’s Continuous Active Service terminates for purposes of the Units. The Grantee will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Grantee’s right to vest terminates, nor will the Grantee be entitled to any compensation for lost vesting. Any unvested Units held by the Grantee immediately following such cessation of vesting shall be forfeited without compensation and deemed reconveyed to the Company, and the Company shall thereafter be the legal and beneficial owner of the unvested Units and shall have all rights and interest in or related thereto without further action by the Grantee.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Grantee’s right to vest in the Units under the Plan, if any, will terminate effective as of the last day of the Grantee’s minimum statutory notice period, but the Grantee will not earn or be entitled to pro-rated vesting if any applicable vesting date falls after the end of the Grantee’s statutory notice period, nor will the Grantee be entitled to any compensation for lost vesting.

Notifications
Securities Law Information. The Grantee is permitted to sell the Shares acquired through the Plan through the Designated Broker, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the NASDAQ).
Foreign Asset/Account Reporting Information. Specified foreign property, including Shares and other rights to receive shares (e.g., Units) of a non-Canadian company held by Canadian residents must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the individual’s specified foreign property exceeds C$100,000 at any time during the year.  Thus, Units must be reported – generally at a nil cost - if the C$100,000 cost threshold is exceeded because other specified foreign property held by the individual.  When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares.  The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if the Grantee owns other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares. The Form T1135 generally must be filed by April 30 of the following year. The Grantee should consult a personal legal advisor to ensure compliance with applicable reporting obligations.
CHINA
Terms and Conditions
The following terms and conditions will be applicable to the Grantee to the extent that the Company, in its discretion, determines that the Grantee’s participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (“PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”).
Vesting and Settlement Conditions. This section supplements Sections 3 and 5 of the RSU Agreement:
The Company is under no obligation to vest the Units or issue Shares unless and until its registration application is approved by SAFE. Further, at the Company’s discretion, the Units will not vest and Shares will not be issued if, at the time the Grantee’s Units are otherwise scheduled to vest, the SAFE registration has become invalid or ceased to be effective for any reason.
Sale of Shares. The following provision supplements Section 5 of the RSU Agreement:
Notwithstanding anything to the contrary in the Plan, the Notice or the Agreement, to facilitate compliance with exchange control laws and regulations in the PRC, the Grantee agrees that all Shares issued to the Grantee at settlement of the Units may be immediately sold at settlement or, at the Company’s discretion, at a later time (including when the Grantee terminates Continuous Active Service for any reason). If, however, the sale of the Shares is not permissible under the Company’s insider trading policy, the Company retains the discretion to postpone the issuance of the Shares subject to the vested Units until such time that the sale is again permissible and to then immediately sell the Shares subject to the Units. The Grantee further agrees that the Company is authorized to instruct the Designated Broker to assist with the mandatory sale of the Shares (on the Grantee’s behalf pursuant to this authorization), and the Grantee expressly authorizes such broker to complete the sale of the Shares. The Grantee acknowledges that the Designated Broker is under no obligation to arrange for the sale of Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to the Grantee in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items has been satisfied. Due to fluctuations in the share price and/or the U.S Dollar exchange rate between the settlement date and (if later) the date on which the Shares are sold, the sale proceeds may be more or less than the market value of the Shares on the settlement date (which is the amount relevant to determining the Grantee’s tax liability). The Grantee understands and agrees that the Company is not responsible for the amount of any loss the Grantee may incur and that the Company assumes no liability for any fluctuation in the share price and/or U.S. Dollar exchange rate.

Exchange Control Restriction. The Grantee understands and agrees that, due to exchange control laws and regulations in the PRC, the Grantee will be required to immediately repatriate to the PRC any cash proceeds from the sale of the Shares issued to the Grantee at settlement of the Units. The Grantee understands further that, under applicable laws and regulations, such repatriation will be effectuated through a special foreign exchange account established by the Company or a Subsidiary, and the Grantee consents and agrees that the proceeds from the sale of the Shares may be transferred to such special account before being delivered to the Grantee. Moreover, if the proceeds from the sale of the Shares are converted to local currency, the Grantee acknowledges that the Company and its Parent, Subsidiaries and Affiliates are under no obligation to secure any particular currency conversion rate and may face delays in converting the proceeds to local currency due to exchange control restrictions in the PRC. The Grantee agrees to bear the risk of any fluctuation in the U.S. dollar/local currency exchange rate between the date the Grantee realizes U.S. dollar proceeds from his or her participation in the Plan and the date that the Grantee receives cash proceeds converted to local currency. The Grantee also agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC.
FRANCE
Terms and Conditions
Grant of the Award. The Units granted under this Agreement are not intended to qualify for special tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.
Language Consent. By accepting the grant of the Units, the Grantee confirms having read and understood the documents related to the grant (the Notice, the Agreement and the Plan), which were provided in the English language.  The Grantee accepts the terms of those documents accordingly.
Consentement Relatif à la Langue.  En acceptant l’attribution du droit sur des actions assujetti à des restrictions (“Units”), le Grantee confirme avoir lu et compris les documents relatifs à l’attribution (l’Avis, le Contrat et le Plan) qui ont été fournis en langue anglaise. Le Grantee accepte les dispositions de ces documents en connaissance de cause.
Notifications
Exchange Control Information. The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount. The Grantee should consult his or her personal tax advisor to ensure compliance with applicable reporting requirements.
Foreign Asset / Account Reporting Information. The Grantee must report annually any Shares and bank accounts held outside France, including the accounts that were opened, held, used and/or closed during the tax year, to the French tax authorities, on an annual basis on a special Form N° 3916, together with the Grantee’s personal income tax return. Failure to report triggers a significant penalty. The Grantee should consult his or her personal tax advisor to ensure compliance with applicable reporting requirements.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of € 12,500 must be reported electronically to the German Federal Bank (Bundesbank). In the event the Grantee receives payments in excess of this amount, including in connection with securities (e.g., acquisition of Shares and proceeds realized upon the sale of Shares). More information can be accessed can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Grantee understands the Grantee is responsible for complying with applicable reporting requirements.

HONG KONG
Terms and Conditions
    Form of Payment. Notwithstanding any discretion contained in Section 2 of the Plan, the Units granted to Grantees in Hong Kong shall be settled in Shares only. In no event will the Units be settled to the Grantee in the form of cash.
Sale Restriction. The Shares received at vesting are accepted as a personal investment. In the event that the Units vest and the Shares are issued to the Grantee (or the Grantee’s heirs) within six months of the Date of Award, the Grantee (or the Grantee’s heirs) agrees that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Date of Award.
Notifications
Securities Law Information. WARNING: The Award and the Shares to be issued upon vesting of the Units do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or a Subsidiary. The Notice, the Plan, the Agreement, and other incidental communication materials related to the Award have not been prepared in accordance with and are not intended to constitute a ‘prospectus’ for a public offering of securities under the applicable companies and securities legislation in Hong Kong, and the documents have not been reviewed by any regulatory authority in Hong Kong. The Notice, the Plan, the Agreement and the incidental communication materials are intended only for the personal use of each eligible employee and not for distribution to any other persons. If the Grantee has any questions about any of the contents of the Notice, the Plan, the Agreement, including this Appendix, or any other incidental communication materials, the Grantee should obtain independent professional advice.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, the grant of the Award shall be void.
ISRAEL
Terms and Conditions
Settlement of Units and Sale of Shares. The following provision supplements Section 5 of the RSU Agreement:
Notwithstanding anything to the contrary in the Plan, the Notice or the Agreement, to facilitate compliance with the Company’s tax withholding obligations in Israel, the Grantee acknowledges and agrees that any Shares issued to the Grantee at settlement of the Units must be held with the Designated Broker and may not be transferred or disposed of, except by means of a cash sale through the facilities of a stock exchange on which the Shares are traded (currently, the NASDAQ). The Grantee further acknowledges and agrees that all Shares issued to the Grantee at settlement of the Units may be immediately sold if and when the Grantee terminates Continuous Active Service for any reason. If, however, the sale of the Shares is not permissible under the Company’s insider trading policy, the Company retains the discretion to postpone the issuance of the Shares subject to the vested Units until such time that the sale is again permissible and to then immediately sell the Shares subject to the Units. The Grantee further agrees that the Company is authorized to instruct the Designated Broker to assist with the mandatory sale of the Shares (on the Grantee’s behalf pursuant to this authorization), and the Grantee expressly authorizes such broker to complete the sale of the Shares. The Grantee acknowledges that the Designated Broker is under no obligation to arrange for the sale of Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any Tax-Related Items, brokerage fees or commissions, to the Grantee.

ITALY
Terms and Conditions
Plan Document Acknowledgement. In accepting the grant of the Units, the Grantee acknowledges that he or she has received a copy of the Plan, the Notice and the Agreement and has reviewed the Plan, the Notice and the Agreement, including the Appendix, in their entirety and fully understands and accepts all provisions of the Plan, the Notice and the Agreement, including the Appendix.
The Grantee further acknowledges that he or she has read and specifically and expressly approves the following sections of the Notice and Agreement (including the Appendix): Vesting Schedule; Vesting; Termination of Continuous Active Service; Taxes; Entire Agreement; Governing Law; Dispute Resolution; No Effect on Terms of Service; Nature of Grant; No Advice Regarding Grant; Data Privacy; Documents in English; Electronic Delivery and Acceptance; Appendix; Imposition of Other Requirements; and Waiver.
Notifications
Foreign Asset/Account Reporting Information. To the extent that the Grantee holds investments abroad or foreign financial assets that may generate taxable income in Italy (e.g., cash, Units, Shares) during the calendar year, the Grantee is required to report them on his or her annual tax return (UNICO Form, RW Schedule), or on a special form if no tax return is due and pay the foreign financial assets tax. The tax is assessed at the end of the calendar year or on the last day the Shares are held (in such case, or when the Shares are acquired during the course of the year, the tax is levied in proportion to the number of days the Shares are held over the calendar year). No tax payment duties arise if the amount of the foreign financial assets tax calculated on all financial assets held abroad does not exceed a certain threshold.
JAPAN
Notifications
Foreign Asset/Account Reporting Information. The Grantee is required to report details of any assets held outside of Japan as of December 31, including Shares, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due from the Grantee by March 15 each year. The Grantee is responsible for complying with this reporting obligation and should consult his or her personal tax advisor in this regard.
Exchange Control Information. If the Grantee acquires Shares valued at more than ¥100 million in a single transaction, the Grantee must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days after the acquisition of the Shares. The Grantee is responsible for complying with this reporting obligation and should consult his or her personal tax advisor in this regard.
MALAYSIA
Notifications
Director Notification Obligation. Directors of the Company’s Malaysian Subsidiary are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify such entity in writing within 14 business days of the acquisition or disposal of an interest (e.g., Units granted under the Plan or Shares) in the Company or any related company. If applicable, the Grantee is responsible for complying with this reporting obligation and should consult his or her personal advisor in this regard.

SLOVENIA
Terms and Conditions
Language Consent. By accepting the grant of Units, the Grantee acknowledges that he or she is proficient in reading and understanding English and fully understands the terms of the documents related to the grant (the Notice, the Agreement, the Appendix and the Plan), which were provided in the English language. The Grantee accepts the terms of those documents accordingly.
Soglasje za Uporabo Angleškega Jezika. S sprejetjem dodelitve RSU Udeleženec (Participant) priznava in potrjuje, da je sposoben brati in razumeti angleški jezik ter v celoti razume pogoje dokumentov, povezanih z dodelitvijo (Obvestilo (Notice), RSU pogodba (Agreement) in Načrt (Plan)), ki so bili posredovani v angleškem jeziku. Udeleženec skladno s tem sprejema pogoje teh dokumentov.
Notifications
Foreign Asset/Account Reporting Information. Slovenian residents may be required to report the opening of bank and/or brokerage accounts to the tax authorities within eight (8) days of opening such account. The Grantee should consult his or her personal tax advisor to determine whether this requirement will apply to any accounts opened in connection with participation in the Plan and to ensure compliance with applicable reporting requirements in Slovenia.
SOUTH KOREA
Notifications
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). The Grantee should consult with his or her personal tax advisor to determine how to value the Grantee’s foreign accounts for purposes of this reporting requirement and whether the Grantee is required to file a report with respect to such accounts.
SWITZERLAND
Notifications
Securities Law Information. Neither this document nor any other materials relating to the Units (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an Employee of the Company or the Employer or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).
TAIWAN
Notifications
Securities Law Information. The offer of participation in the Plan is available only for Employees of the Company and its Subsidiaries. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Grantee may remit foreign currency (including proceeds from the sale of Shares) into Taiwan through an authorized foreign exchange bank in an amount up to US$5,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, the Grantee must submit a Foreign Exchange Transaction Form and must also provide supporting documentation to the satisfaction of the remitting bank.

THAILAND
Notifications
Exchange Control Information. If the Grantee receives funds in connection with the Plan (e.g., sale of Shares proceeds) with a value equal to or greater than US$1,000,000 per transaction, the Grantee is required to immediately repatriate such funds to Thailand, unless the Grantee can rely on any applicable exemptions (e.g. where the funds will be used offshore for any permissible purposes under exchange control regulations and the relevant form and supporting documents have been submitted to a commercial bank in Thailand). Any foreign currency repatriated to Thailand must be converted to Thai Baht or deposited into a foreign currency deposit account opened with any commercial bank in Thailand acting as the authorized agent within 360 days from the date the funds are repatriated to Thailand. The Grantee is also required to inform the authorized agent of the details of the foreign currency transaction, including the Grantee’s identification information and the purpose of the transaction. The Grantee should consult with his or her personal legal advisor before taking action with respect to remittance of proceeds from the sale of Shares into Thailand. The Grantee is responsible for ensuring compliance with all exchange control laws in Thailand.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes.  The following provision supplements Section 7 of the RSU Agreement:
Without limitation to Section 7 of the RSU Agreement, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Grantee’s behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Grantee is an executive officer or director (within the meaning of Section 13(k) of the Exchange Act), the Grantee acknowledges that may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Grantee, as it may be considered a loan. In such case, if the amount of any income tax due is not collected from or paid by the Grantee within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute an additional benefit to the Grantee on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company and/or the Employer (and any successor to the Company and/or the Employer) the value of any employee NICs due on this additional benefit, which the Company and/or the Employer may recover at any time thereafter by any of the means referred to in Section 7 of the RSU Agreement.
UNITED STATES
No country-specific provisions.

END OF AGREEMENT